PROSPECTUS SUPPLEMENT	This filing is made pursuant to Rule 424(b)(7) of the Securities Act
(TO PROSPECTUS DATED DECEMBER 13, 2006)	of 1933 in connection with Registration No. 333-138884

14,906,818 Shares
Deerfield Triarc Capital Corp.
Common Shares
________________

      The following table updates the table beginning on page 4 of the Prospectus dated December 13, 2006 of Deerfield Triarc Capital Corp., which we refer to as the Company, to reflect certain transfers of Common Stock by certain selling shareholders as follows:

			Shares of
	Shares of		Common
	Common Stock	Shares of	Stock	Percentage of
	Beneficially	Common Stock	Beneficially	Class Beneficially
	Owned Before	Offered by this	Owned After	Owned After
Selling Shareholder	Resale	Prospectus	Resale	Resale

Triarc Deerfield Holdings,	1,205,642	1,205,642	0
LLC (74)

Gregory H. Sachs, as	150,369	100,369	50,000	*
Trustee of the Gregory
H. Sachs Revocable Trust,
Under Declaration of
Trust Dated April 24,
1998, as Amended and
Restated (75)

Gerald M. Sachs, as Trustee of the GHS 2006 SCM Trust (76)	16,726	16,726	0

Roberts, Scott A.	76,853	56,853	20,000	*

Trutter, Jonathan W.	36,346	15,346	21,000	*

Horn, Paula (77)	1,040	1,040	0

White, Frederick (78)	335	335	0

Danilevsky, Harry (79)	335	335	0

John K. Brinckerhoff and Laura R. Brinckerhoff Revocable Trust (80)	1,527	1,527	0

Contreras, Robert (81)	335	335	0

Wittnebel, Mark (82)	335	335	0

Burrow, Dale (83)	335	335	0

Knecht, Luke (84)	836	836	0

Valkner, Danielle (85)	335	335	0

Deerfield Capital	0	0	0
Management LLC (86)

Brinckerhoff, John K. (87)	2,509	2,509	0

* Holdings represent less than 1% of shares outstanding after resale.
(74) As of December 21, 2007, this selling shareholder no longer owns an interest in our manager and Mr. Peltz is no longer a member of our board of directors or our manager’s board of directors. As of December 17, 2007, Mr. May became a member of our board of directors.
(75) Mr. Sachs is no longer the chairman and chief executive officer of Deerfield Capital Management LLC, our manager.
(76) Gerald M. Sachs, trustee of the selling shareholder, has voting and investment power over the shares that this selling shareholder beneficially owns.
(77) Ms. Horn is a former employee of our manager.
(78) Mr. White is our general counsel, secretary and one of our senior vice presidents, and a managing director and general counsel of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(79) Mr. Danilevsky is an employee of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(80) John K. Brinckerhoff, trustee of the selling shareholder, has voting and investment power over the shares that this selling shareholder beneficially owns. Mr. Brinckerhoff is an employee of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(81) Mr. Contreras is an employee of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(82) Mr. Wittnebel is an employee of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(83) Mr. Burrow is an employee of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(84) Mr. Knecht is the chief risk officer and chief operating officer of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(85) Ms. Valkner is the chief financial officer of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.
(86) Effective December 21, 2007, Deerfield Capital Management LLC became an indirect wholly-owned subsidiary of Deerfield Triare Capital Corp.
(87) Mr. Brinckerhoff is an employee of our manager which, effective December 21, 2007, became an indirect wholly-owned subsidiary of the Company.

     Except as set forth above, information in the selling shareholder table beginning on page 4 of the Prospectus dated December 13, 2006 remains unchanged.

      All terms used but not defined in this Prospectus Supplement have the meaning provided for them in the Prospectus.

The date of this Prospectus Supplement is December 21, 2007.